THIS **EXPLORATION AND OPTION TO PURCHASE MINING CONCESSIONS CONTRACT** IS CELEBRATED BETWEEN:
MINERA MEXICANA EL ROSARIO, S.A. DE C. V., HENCEFORTH KNOWN AS THE "CONCESSIONAIRE" REPRESENTED HEREIN BY MR. FRANCISCO RAMOS SANCHEZ, ON THE FIRST PART, AND BY **MINERA ALTAIR, S. A. DE C. V.**, HENCEFORTH KNOWN AS "ALTAIR", HEREIN REPRESENTED BY MR. JOSE ENRIQUE RODRÍGUEZ DEL BOSQUE ON THE SECOND PART, SUBJECT TO THE FOLLOWING:

STATEMENTS

I. The CONCESSIONAIRE through its representative declares that:

a) It is a company duly constituted and organized according to Mexican Laws, in addition to being capable of conducting businesses in Mexico, including but not limited to the acquisition, disposition, exploration, development and operation of mining properties;

b) The legal powers and authorities given to its representative are sufficient for him to celebrate this contract, and that such powers and authorities have not been revoked or in any way modified.

c) It is the only and legitimate owner of the following mining concessions: "La Chiripa" (Title Number 227, 079); "Iran" (Title Number 224,428); and "San Antonio" (Title Number. 221,933), henceforth known as the "CONCESSIONS", as well as of the right derived from the Mining Concession Request known as "Santo Niño" with file number 1/1-84, henceforth known as the "CONCESSION REQUEST".

d) That it wishes to allow the exploration of the CONCESSIONS and grant the purchase option of the same to ALTAIR. Likewise, it wishes that the CONCESSION REQUEST, once granted, becomes part of this Contract, and be considered as part of the CONCESSIONS, in which case, the mining concession derived from the CONCESSION REQUEST mentioned in statement I c), once granted, will be subject to the terms and conditions of this Contract.

e) The CONCESSIONS are free of any burden and/or limitation to the dominion rights, and that all the operations performed in such are in complete fulfillment with mining, labor, fiscal, and environmental laws and regulations.

f) There is neither a claim or action against the ownership of the CONCESSIONS nor, to the best of its knowledge, are there contracts or

current options to acquire or purchase the rights of the CONCESSIONS or any part of them that is not contained in this instrument.

g) To the extent of its knowledge and information:

(i) There are no orders or current requirements regarding environmental issues for which any repair work, construction, or expenses regarding the CONCESSIONS and to the operations related to the same, are required. Neither has there been any communication received regarding the latter nor to its knowledge is there any basis for such orders or requirements to be emitted.

(ii) There are no labor, social security, fiscal, or other judicial or extrajudicial claims that could affect or limit the rights protected by the CONCESSIONS.

(iii) There is free and peaceful access for the exploration and exploitation of the CONCESSIONS.

h) It possesses sufficient legal capacity to celebrate this contract and fulfill all the obligations it states.

i) It declares that it is its free and complete will to celebrate this contract.

II. By its own right ALTAIR states that:

(a) It is a mercantile society duly constituted, organized, and existing in accordance to Mexican Laws as well as having the legal capacity to conduct businesses in Mexico which include, but are not limited to acquisition, disposition, exploration, development, and exploitation of mining property.

(b) Its representative has sufficient legal powers and authorities for the celebration of this contract and that such have not been revoked or in any way modified.

(c) It has enough legal capacity to celebrate this contract and fulfill all the obligations it states.

(d) Subject to the terms and conditions established in this instrument, and the previous fulfillment of the obligations that it assumes through such, it is its will to have the right to explore the CONCESSIONS from the date that this instrument is celebrated and, given the case, exercise the option to acquire 70% of the rights over the CONCESSIONS which are the subject of this Contract.

CLAUSES

FIRST. **DEFINITIONS**

1.1 Unless the context requires another meaning, the following words and expressions will have the following meanings for the present contract, its Annexes and Clauses.

(a) "SHARES" means the capital stock of the company of Altair Ventures Inc.

(b) "ALTAIR" means Sociedad Minera Altair, S.A. de C.V.

(c) "CONCESSIONAIRE" means Minera Mexicana el Rosario, S. A. de C. V.

(d) "CONCESSIONS" means the CONCESSIONS as well as the CONCESSION derived from the CONCESSION REQUEST- as described in statement I.c located in Guadalupe y Calvo, Chihuahua including superficial or water rights that the CONCESSIONARY may have within the area comprised by them.

(e) "CONTRACT" means this Contract Of Exploration And Option To Purchase, as well as its annexes and modifications should there be any.

(f) "DOLLARS" and "$" means the legal currency of the United States of America, with the exception of the particular cases in which another currency is specifically mentioned.

(g) "CELEBRATION DATE" means the date in which this contract is formalized before a Public Notary, or the date in which the contract and the signatures contained in it are both recognized and ratified before the Public Notary selected by ALTAIR.

(h) "LAW" means the Mexican Mining Law.

(i) "OPTION" means the exclusive and irrevocable Purchase Option that the CONCESSIONAIRE grants ALTAIR, to acquire seventy percent (70%) of the rights to, and interests in, the CONCESSIONS.

(j) "PAYMENTS TO THE CONCESSIONAIRE" means the payment that will be made by ALTAIR to the CONCESSIONARY to keep the OPTION effective, such as stated in subsection 2.1of this contract.

(k) "OPTION EXERCISE PERIOD" means the period beginning on the Celebration Date and concluding 36 months after that date.

(l) "OPTION EXERCISE NOTICE" means the written notice ALTAIR will make the CONCESSIONAIRE within the 30 days previous to the completion of the 36 months from the CELEBRATION DATE to the effect of exercising the purchase option.

(m) "REGULATION" means Regulation of the Mining Law.

SECOND. <u>EXPLORATION RIGHTS; AND PURCHASE OPTION</u>

2.1 The CONCESSIONAIRE grants ALTAIR the exclusive and irrevocable right to explore the CONCESSIONS, as well as the exclusive and irrevocable OPTION to acquire seventy percent (70%) of the CONCESSION rights over the CONCESSION, free of claims and without any limitation to the dominion rights for a period beginning on the CELEBRATION DATE, and for as long as the OPTION EXCERCISE PERIOD is effective, in exchange for :

(I) The realization of the payments to the CONCESSIONAIRE or to its appointed representative, as follows:

a) The amount of USD $10,000.00 (ten thousand dollars) on the CELEBRATION DATE.

b) The amount of USD $20.000.00 (twenty thousand dollars) on the CELEBRATION DATE.

c) The amount of USD $30,000.00 (thirty thousand dollars) before or on the date on which 12 months have elapsed since the CELEBRATION DATE.

d) The amount of USD $40,000.00 (forty thousand dollars) before or on the date 24 months have elapsed since the CELEBRATION DATE.

e) The amount of USD $100,000.00 (one hundred thousand dollars) within the 45 days following the NOTIFICATION OF THE OPTION EXERCISE.

(II) The granting of the following shares towards the CONCESSIONAIRE as described below:

a) 100,000 (one hundred thousand) SHARES on the CELEBRATION DATE.

b) 50,000 (fifty thousand) SHARES before or on the date 12 months after the CELEBRATION DATE.

c) 50,000 (fifty thousand) SHARES before or on the date 24 months after the CELEBRATION DATE.

The CONCESSIONAIRE acknowledges that the SHARES as well as their delivery are subject to stock-market disposition in accordance with Canadian Legislation, and specifically the TSX Venture Exchange.

(III) To carry out exploration expenditures, as detailed below:

a) The amount of USD $200,000.00 (two hundred thousand dollars) before 12 months have elapsed since the CELEBRATION DATE.

b) At least USD $1,000,000.00 (one million dollars) before 36 months have elapsed since the CELEBRATION DATE.

To prove the fulfillment of ALTAIR's obligations stated in this subsection 3, a detailed report of exploration and expenditures must be presented within the five (5) days following the date in which they are due. The CONCESSIONAIRE can require audits to verify the fulfillment of such expenditures.

(IV) ALTAIR must give the OPTION EXERCISE NOTICE to the CONCESSIONAIRE within 30 days previous to the completion of the 36 months.

The corresponding value added tax (IVA) will be added to the previous amounts.

Prior to the delivery of the aforementioned amounts, the CONCESSIONAIRE must provide ALTAIR with an invoice that declares the amounts received. Such invoices must fulfill the requirements of the "Disposiciones Tributarias Vigentes".

2.2 Every cash payment and SHARES issuance stated in subsection 2.1, except those that should be carried out on the CELEBRATION DATE, are optional for ALTAIR. The Exploration Expenditures, with the exception of those due on the first anniversary of the CELEBRATION DATE, are optional for ALTAIR. Consequently, ALTAIR is not obligated to carry out said payments, SHARES issuances and Exploration Expenditures, with the understanding that if ALTAIR fails to fulfill any of such obligations the OPTION will be automatically terminated and ALTAIR will have no further obligations towards the CONCESSIONAIRE regarding the CONCESSIONS, with the exception of what is stated in this contract.

2.3 Should ALTAIR fail to carry out the Exploration Expenditures as stated in section III of subsection 2.1, the difference between such can be paid in cash, and in that way, continue with the OPTION as long as the rest of the obligations have been duly fulfilled.

2.4 Once ALTAIR has fulfilled all the Cash Payments, the issuance of SHARES, and the OPTION EXERCISE NOTICE, as stated in subsection 2.1, whether before or on the dates stated for this purpose, it will be understood that ALTAIR has automatically exercised the OPTION, and therefore acquired seventy percent (70%) of the Concession Rights over the CONCESSIONS.

2.5 As of the CELEBRATION DATE and during the period for the OPTION EXERCISE, ALTAIR will be able to explore and operate the

CONCESSIONS as well as determine and control, at its discretion, all programs carried out towards the exploration and development of the same.

2.6 ALTAIR is authorized to, by itself or through a third party, carry out all exploration, investigation (including drilling and geological, geophysical and geochemical studies), or any other kind of works such as agreements, easements, options, renting or buying of land in which the CONCESSIONS are involved, as well as technical studies, being authorized as of now to take mineral samples with testing purposes or other analysis. ALTAIR will provide the CONCESSIONAIRE on a yearly basis, with a report of the performed works.

2.7 During the OPTION EXERCISE PERIOD and for as long as this contract is effective, it will be ALTAIR's responsibility to fulfill the obligations required by the Applicable Legislation, which includes but is not limited to the LAW and its Regulation. Such obligations can be the payment of mining rights regarding the CONCESSIONS and the execution of the exploration works. It will be ALTAIR's obligation to keep the CONCESSIONS in good state, free of any claim or limitation, with the exception of those existent previous to their activities, and to defend the CONCESSIONS' rights.

The CONCESSIONAIRE will cooperate and will make its maximum effort to carry out all the necessary acts to allow ALTAIR to comply with the obligations derived from the CONCESSIONS, as per the terms of the mining legislation in force.

2.8 ALTAIR will be responsible for any labor responsibility that may arise derived from its operations in the CONCESSIONS; it is also obligated to keep the CONCESSIONAIRE safe and free from harm and danger (even when this contract is terminated) from any labor procedure that may be initiated against it by either ALTAIR's employees or contractors, derived from the operations carried out during the time this contract is effective.

2.9 During the OPTION EXERCISE PERIOD and for as long as this contract is effective, ALTAIR must provide the CONCESSIONAIRE with regular reports that inform of the exploration operations and development of the CONCESSIONS.

2.10 Once ALTAIR has exercised the OPTION as per the terms of subsection 2.3, the CONCESSIONAIRE is obligated to formalize the transfer of seventy percent (70%) of the Rights of the Concession existent at the time in favor of ALTAIR in a period that will not exceed the ten (10) days following the date in which ALTAIR has exercised the OPTION. In any case, said transfer will be carried out in accordance to the formalities stated in the effective legislation, including protocolization and registration of the documents regarding the transmission of the CONCESSIONS.

2.11 Once the Concession Request has been granted it will become a CONCESSION, therefore it will become subject to the Terms and Conditions of this Contract. The parties will be authorized to give the corresponding notice to the Mining Public Registry.

2.12 After the OPTION has been exercised according to subsection 2.1 and 2.3 the parties will incorporate a mercantile society to which the parties will contribute the percentages of the CONCESSIONS to which each party is entitled after the OPTION EXERCISE. The by-laws of this entity will state that in the case that any shareholder owns less than 10% of the Social Capital, its social participation will disappear by means of a capital reduction, and in exchange, the new entity will grant an exemption on the CONCESSIONS, equivalent to 1% of the Net Smelter Income on the same. Likewise, the party that has not reduced its participation will have the right to buy said exemption in exchange for USD $1,000,000.00 (one million dollars). Likewise the parties agree that in the by-laws of the new entity or any contract between its shareholders, they will make declarations and affirmations commonly used in option contracts in Canada.

2.13 All taxes caused by this contract will be responsibility of the party that must pay them according to the effective legislation. The payment of Surface Rights will be ALTAIR's responsibility.

THIRD. **TERMINATION**

3.1 At any time prior to the OPTION EXERCISE, ALTAIR or its assignees, can choose to renounce the OPTION and terminate this contract on the basis of: not fulfilling the obligations stated in parts (I), (II),(III), and (IV) of subsection 2.1 of this contract by ALTAIR unless such non-compliance was the result of Force Majeure, as indicated in Clause 5. At the time of cancellation of the OPTION as stated above and the cancellation of this agreement by ALTAIR, the CONCESSIONAIRE will be entitled to take possession of the CONCESSIONS, wherein the cancelling PARTY will be obligated to the CONCESSIONAIRE to execute any act or document that is necessary to cancel the registration of this contract in the Public Registries in which it appears, without further obligations regarding the same.

3.2 In case that for any reason this contract is terminated before the OPTION is exercised ALTAIR is authorized to withdraw all of its corresponding equipment, material, machinery and facilities in a period no greater than 3 months, as long as the CONCESSIONS are not harmed by it, with the understanding that said facilities, equipment and material are owned solely and exclusively by ALTAIR.

3.3 The CONCESSIONAIRE can terminate this contract for ALTAIR's NON-COMPLIANCE of any of its obligations stated in this contract, with exception of what is stated in the FOURTH and FIFTH clauses, following.

FOURTH. FORCE MAJEURE.

4.1 Neither party will be responsible for a NON-COMPLIANCE of their obligations stated in this contract due to causes that exceed its control, such as Acts of God or Force Majeure (each one of which referred to as "Events derived from Acts of God or Force Majeure). These include, but are not limited to fire, storm, flood, explosion, wars, disturbances, strikes (whether legal or not), difficulty of access to the CONCESSIONS because the owners of the surface don't allow it, or a third party's claim of rights over the surface, or any other situation that is not the responsibility of the party who has the right to benefit from this section, that makes it impossible to continue with what is agreed in this contract.

4.2 All of the terms stated in this contract will be extended for a period equivalent to that of the delay caused by Acts of God or Force Majeure in accordance to subsection 4.1

4.3 The party that is in the situation described in subsection 4.1 of this contract will take every necessary measure to eliminate the negative effects of any event derived from Acts of God or Force Majeure, and if possible, will fulfill its obligations in a suitable way. Despite the previous, non of what is stated here implies that said party must solve any labor dispute hurriedly, or that said party will be forced to question the validity of any rule, law, regulation, or any order of any government authority with the purpose of fulfilling its obligations within the stated term.

QUINTA. NON-COMPLIANCE – CORRECTION OF NON-COMPLIANCE.

5.1 Notwithstanding any stipulation to the contrary in this contract, if any party ("PARTY IN NON-COMPLIANCE") does not comply with any obligation stated in this contract, the affected party ("AFFECTED PARTY") may give notice ("NOTICE OF NON-COMPLIANCE") to the PARTY IN NON-COMPLIANCE with the effect that:

(a) Within the forty five (45) days following the reception of the NOTICE OF NON-COMPLIANCE regarding lack of payment of any of the amounts to be paid in accordance to this Contract, the PARTY IN NON-COMPLIANCE carries out said payments.

(b) Within a period of sixty (60) days following the reception of the NOTICE OF NON-COMPLIANCE, for any reason other than lack of payment of the amounts as stated in the previous part (a), the PARTY IN NON-COMPLIANCE will correct any fault that could easily be corrected during this period

(c) In the event that the nature of the NON-COMPLIANCE makes it difficult for it to be corrected easily, then during the period referred to in the previous point (b) the PARTY IN NON-COMPLIANCE must initiate the necessary actions to correct the NON-COMPLIANCE before 120 days have elapsed since the NOTICE OF NON-COMPLIANCE

(d) The AFFECTED PARTY will be authorized, having given prior notice to the PARTY IN NON-COMPLIANCE, to look for any solution applicable to said NON-COMPLIANCE, without risking the possibility of terminating this contract, besides requiring the unavoidable fulfillment of the obligations of the other party, in addition to requiring the payment of the corresponding damages.

SIXTH. **WARRANTY OF TITLE AND RIGHT OF POSESSION**

6.1 The CONCESSIONAIRE will respond at any time with the warranty of Title and Right of Possession in case any of the CONCESSIONAIRE's creditors or any third party demands and proves a greater right over any or all of the CONCESSIONS that are the subject of this contract.

SEVENTH. **CONFIDENTIALITY.**

7.1 All of the information and details regarding the CONCESSIONS that are generated in the terms of this Contract during the OPTION EXERCISE PERIOD will be kept in confidence, subject to any party's right to provide such information (including initial information given to ALTAIR by the CONCESSIONAIRE) when required by the order of law, regulations and statutes of any stock market authority.

EIGHTH. **NOTIFICATIONS.**

8.1 Any notification, instruction, or any other required or allowed communication that is conducted according to this Contract should be written with acknowledgement of receipt, and delivered to the other party, or else sent by fax. In either case, it will be sent to the following addresses:

(a) If for ALTAIR:

MINERA ALTAIR, S. A. DE C. V.:

Insurgentes sur # 800 piso 15-1
Colonia Del Valle
México,D.F.
C.P.03100

(b) If for the CONCESSIONAIRE:

MINERA MEXICANA EL ROSARIO, S.A. DE C.V.:

Camino del Amanecer 409
Col. Los Remedios
Durango, Dgo. 34100

8.2 Any notification, instruction or any other communication, with acknowledgement of receipt, in case of being delivered, will be considered effectively delivered and received upon the acknowledgement of receipt. In case the communication was sent by fax, it will be considered delivered the day it was sent, unless it was sent on a non working day or after 4:30 pm, in which case it will be considered sent and received the next day.

8.3 Either party can give the other at any time notice of the change of address and upon the acknowledgement of receipt, the addresses indicated in the notice will be considered the address of the party that gave notice, for the effects of this Contract.

NINTH. <u>CESSIÓN.</u>

9.1 The parties are not authorized to yield by any means the rights and obligations assumed by it through the celebration of this Contract. For this reason, it is also obligated not to yield or jeopardize in any way the CONCESSIONS or right of this in favor of any third party, except through a written agreement in a contract.

TENTH. <u>GENERAL DISPOSITIONS.</u>

10.1 If any disposition in this Contract were not strictly applied, or either party agrees in any action taken by the other party, or resigns any disposition contained in this Contract, said resignation or omission will not be considered a permanent resignation to that disposition. Therefore the exercise of that disposition will only be considered as resigned or omitted on that occasion. This will not be considered resignation or excuse for any obligation past or future.

10.2 Neither party is allowed to use the other's name for any purpose regarding the CONCESSIONS, except for the cases required as stated in this Contract, or required by any authority, or by stock market dispositions or by any law, statutory requirement or regulation, use or permit, whether directly or indirectly.

10.3 This Contract can be modified only by written agreement celebrated by the parties.

10.4 This Contract will have effect in benefit of, and will be obligatory between, the parties and their respective heirs, assignees, or allowed successors in title.

10.5 This Contract will be interpreted according to Mexican Law. In case of litigation, controversy, or reclamation derived from or regarding this Contract, the competent tribunals of Mexico City will resolve. Therefore, the parties specifically renounce any law to which they may be entitled by virtue of their present or future address. Despite the previous renunciation, the parties agree to submit to a jurisdiction other than the Tribunals of Mexico City if and only if there is a previous agreement signed by both parties, in which this submission to a different jurisdiction is authorized

10.6 If one or more of the dispositions contained in this Contract become invalid, illegal or any way not demandable, they will not affect the validity, legality and ability to be demanded of the other parts or sections of this Contract.

ELEVENTH. **ACCEPTANCE FOR REGISTRATION.**

11.1 This Contract must be inscribed at the Mining Public Registry. The parties must cooperate in order for said registration to be obtained.

This document is celebrated in triplicate on the 2nd day of February, 2007.

CONCESSIONAIRE

____

Minera Mexicana el Rosario, S. A. de C. V.
By: Francisco Ramos Sánchez

ALTAIR

____

Minera Altair, S. A. De C. V.
By: José Enrique Rodríguez del Bosque